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                                                                   EXHIBIT 5.15


                         [BAKER & MCKENZIE LETTERHEAD]


OUR REF: MPD                                         DIRECT LINE: 020 7919 1338

YOUR REF:


To:      (1)      Moore Business Forms Holdings               26 SEPTEMBER 2003
                  U.K. Limited
                  100 New Bridge Street
                  London EC4V 6JA

         (2)      Moore Response Marketing
                  Limited
                  100 New Bridge Street
                  London EC4V 6JA

         (3)      Moore Business Forms Limited
                  100 New Bridge Street
                  London EC4V 6JA

((1) to (3) (inclusive) above, each a "COMPANY" and together the "COMPANIES")


Dear Sirs

GUARANTY DATED AS OF SEPTEMBER 18, 2003

1.       INTRODUCTION

         In our capacity as English solicitors to the Companies, we have been asked to give an opinion in connection with the Guaranty dated as of September 18, 2003 (the "GUARANTY") given by each of the Companies pursuant to an indenture dated as of 14 March 2003 between, amongst others, Moore North America Finance, Inc. as issuer (the "ISSUER") and Bank One, N.A., as trustee (the "TRUSTEE"), as supplemented, amended, modified or restated by the Supplemental Indenture dated as of 15 March 2003 (being the Release Date Supplemental Indenture) between the Issuer, the New Guarantors (as defined therein, and including the Companies) and the Trustee and the Second Supplemental Indenture dated as of September 18, 2003 between the


This is a legal communication not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

The following information is provided in accordance with the Solicitors' Financial Services (Conduct of Business) Rules 2001. The provision of our legal services may relate to investments. We are not authorised by the Financial Services Authority, but we can undertake certain activities in relation to investments which are limited in scope and incidental to our legal services or which may reasonably be regarded as a necessary part of our legal services. We are regulated by the Law Society. If for any reason we are unable to resolve a problem between us and a client, our client may utilise the complaints and redress scheme operated by the Law Society.

     A list of partners' names is open to inspection at the above address.


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                                      -2-                     26 September 2003


         Issuer, the Guarantors (as defined therein, and including the Companies) and the Trustee (the "INDENTURE").

2.       DOCUMENTS

         For the purpose of giving this opinion we have examined the following documents:

         (a)      an executed copy of the Guaranty;

         (b) unexecuted copies of the documents constituting the Indenture and an executed copy of the registration rights agreement dated March 14, 2003 between, among others, the Issuer and Salomon Smith Barney Inc. (the "Registration Rights Agreement");

         (a) a copy of the memorandum of association and articles of association of each Company, certified as being true and correct copies as at 25 September 2003 by a director of the relevant Company;

         (b) a copy of the unanimous written resolutions of the directors of each Company approving, inter alia, the execution of the Guaranty, certified as being true and correct as at 25 September 2003 by a director of the relevant Company;

         (c) a copy of the unanimous written resolutions of the sole shareholder of each Company passed pursuant to Section 381A of the Companies Act 1985 approving, inter alia, the execution of the Guaranty, certified as being true and correct as at 25 September 2003 by a director of the relevant Company; and

         (d) our agent's report following their search on 25 September 2003 of the public records of each Company on file and available for inspection by the public at the Companies Registry.

         Except as stated above, we have not examined any documents entered into by or affecting the Companies or any corporate records of the Companies and have not made any other enquiries concerning the Companies.

3.       ASSUMPTIONS

         For the purpose of this opinion, we have assumed (without making any investigation) that:

         (a)      all documents submitted to us as originals are authentic;

         (b) all documents submitted to us as copies of originals are complete and conform to the original documents;

         (c) all signatures and seals on the documents submitted to us are genuine;

         (d) there have been no amendments to the memorandum of association or the articles of association of the Companies in the form examined by us;

         (e) the Guaranty has been executed by the persons authorised to execute the same on behalf of each Company by the resolutions of the board of directors of the relevant Company referred to in paragraph 2(d) above (and that such persons are Officers within the meaning of the Indenture) and the Guaranty has been duly delivered by or on behalf of each Company;

         (f)      (i)      the resolutions of the board of directors and of the
                           sole shareholder of each Company referred to in paragraphs 2(d) and 2(e) above were duly passed by duly appointed directors of the relevant Company or the sole shareholder (as


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                                      -3-                     26 September 2003


                           the case may be) and have not been amended or rescinded and are in full force and effect; and

                  (ii) due disclosure had been made by each director of each Company of any interest he or she might have in the transactions to which the Guaranty relates in accordance with the provisions of Section 317 of the Companies Act 1985 and the articles of association of the relevant Company;

         (g) the Guaranty was entered into by each Company in good faith, and for the purpose of carrying on its business and at the time that the Guaranty was entered into:

                  (i) there were reasonable grounds for believing that the transactions to which the Guaranty relates would benefit each of the Companies and the execution and delivery by it of the Guaranty, and the exercise of its rights and performance of its obligations thereunder, would materially benefit it; and

                  (ii) none of the Companies was at that time unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (for which purpose account is to be taken of contingent and prospective liabilities) and has not become so unable to pay its debts in consequence of entering into or performing its obligations under the Guaranty;

         (h) none of the Companies has passed a voluntary winding-up resolution, and no petition has been presented or order made by a court for the winding-up, dissolution or administration of any of the Companies and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to any of the Companies or any of their respective assets or revenues and that the information disclosed in the company searches and other searches referred to in this letter was correct and complete and remains correct and complete as at the date of this letter;

         (i) all parties (other than the Companies) had the capacity, power and authority to enter into the Guaranty, the Guaranty was duly authorised, executed and delivered by such parties and the obligations of all parties under any applicable law other than English law and of all parties to the Guaranty (other than the Companies) under English law are valid, legally binding and enforceable;

         (j) (without limiting paragraph 3(i)) the Guaranty creates valid, legally binding and enforceable obligations under the laws of the State of New York by which each is expressed to be governed;

         (k) all parties had the capacity, power and authority to enter into the Indenture and the Registration Rights Agreement, the Indenture and the Registration Rights Agreement were duly authorised, executed and delivered by all parties and the obligations of all parties under the Indenture and the Registration Rights Agreement under all applicable laws are valid, legally binding and enforceable;

         (1) none of the parties is or will be seeking to achieve any purpose not apparent from the Guaranty or the Indenture or the Registration Rights Agreement which might render the Guaranty or the Indenture or the Registration Rights Agreement illegal or void and that none of the proceeds of the issue of the Notes were or will be used for the purpose of financing or refinancing an acquisition of shares in contravention of section 151 of the Companies Act 1985;

         (m) there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express and that, insofar as the laws of any


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                                      -4-                     26 September 2003


                  jurisdiction outside England may be relevant, such laws have been or will be complied with;

         (n) the choice of the laws of the State of New York to govern the Guaranty was freely made in good faith by the parties thereto and there is no reason for avoiding such choice on the grounds of public policy;

         (o) none of the provisions of the Guaranty, the Registration Rights Agreement or the Indenture (in particular Sections
                  10.04 and 10.06 of the Indenture) constitute the creation of security over the assets of any of the Companies; and

         (p) there is nothing in any document referred to in the Indenture or the Registration Rights Agreement (other than the Guaranty itself) which would have any implication for the opinions we express.

         We have made such examination of the laws of England as currently applied by English courts as in our judgment is necessary for the purpose of this opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than England. We do not express any opinion on European Community law as it affects any jurisdiction other than England and Wales. The opinions given herein are strictly limited to the matters stated in paragraph 4 below and do not extend to any other matters.

         This opinion is governed by and shall be construed in accordance with English law.

4.       OPINIONS

         Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

         (a) each Company is a company duly incorporated under the laws of England as a private limited liability company;

         (b) each Company has corporate power to enter into and perform its obligations under the Guaranty;

         (c) each Company has taken all necessary corporate action to authorise the execution and delivery of the Guaranty by it and the performance of its obligations thereunder;

         (d) the Guaranty has been duly executed and delivered by each Company; and

         (e) the obligations of each Company contained in the Guaranty constitute valid, legally binding and enforceable obligations of that Company under the laws of England, to the extent that such laws apply thereto.

         As used above, "enforceable" means that the relevant document is of a type and form enforced by the English courts. It does not mean that each obligation or document will be enforced in accordance with its terms or in every circumstance or in foreign jurisdictions or by or against third parties or that any particular remedy will be available. It also does not address the extent to which a judgment obtained in a court outside England will be enforceable in England.


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                                      -5-                     26 September 2003


5.       QUALIFICATIONS

         The opinions expressed in this letter are subject to the following qualifications:

         (a) the opinion expressed in paragraph 4(a) that each Company is a company duly incorporated under English law is based on the assumption set out in paragraph 3(h) and otherwise solely upon our agent's search of the public records of each Company on file and available for inspection by the public at the Companies Registry on 25 September 2003. Without limiting the generality of that assumption, it should be noted that:

                  (i) a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented; and

                  (ii) notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

         (b) the validity and enforcement of the Guaranty may be limited by statutes of limitation, lapse of time and by laws relating to bankruptcy, insolvency, liquidation, administration, arrangement, moratorium or re-organisation or other laws relating to or affecting generally the enforcement of the rights of creditors, and claims may be or become subject to set-off or counterclaim;

         (c) equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by the English courts; in particular, such remedies may not be available where damages are considered to be an adequate and appropriate remedy;

         (d) an English court may stay proceedings or decline to accept jurisdiction if concurrent proceedings are pending or being brought elsewhere or if it decides that another jurisdiction is a more appropriate forum;

         (e) the obligations of the Companies under the Guaranty to pay, or to guarantee payment of, interest on overdue amounts at a rate higher than the rate before the amount fell due may be construed by an English court as being a penalty and, if so construed, would not be enforceable;

         (f) a provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim;

         (g) failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary;

         (h) we express no opinion on any provision in the Guaranty requiring written amendments and waivers thereof insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties;


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                                      -6-                     26 September 2003


          (i) where any party to the Guaranty is vested with a discretion or may determine a matter in its opinion, courts in England may require that such a discretion be exercised reasonably or that such an opinion be based on reasonable grounds;

          (j) an English court may refuse to give effect to any of the undertakings to pay costs made by the Companies under the Guaranty and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the court, and an undertaking by any party to the Guaranty to bear any indemnity in respect of any taxes or duties might not be enforceable in respect of United Kingdom stamp duties, pursuant to section 117 of the Stamp Act 1891, if such were imposed in the future;

          (k) we express no opinion as to whether any provision in the Guaranty conferring a right of set-off or similar right would be effective against a liquidator, administrator or creditor;

          (1) the question of whether or not any provisions of the Guaranty which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion;

          (m) while we believe that the English courts would give a judgment expressed and enforceable in United States dollars in respect of any amount due under the Guaranty, we express no opinion on the effectiveness of the currency indemnity contained therein;

          (n) where an obligation is to be performed or observed or is based upon a matter arising in a jurisdiction outside England or is governed by the laws of a jurisdiction outside England, such obligation may not be enforced under English law if the same would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of such jurisdiction;

          (o) we express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Guaranty, which statements and warranties we have not independently verified.

This opinion is given for your sole benefit in connection with the Guaranty and Indenture and is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent provided that we hereby consent to:-

(i) the use of our opinion as herein set forth as an exhibit to any registration statement in the framework of the registration of the USD403 million aggregate principal amount of 7 7/8% Senior Notes due 2011 of the Issuer and to the use of our name under the caption "Validity of the Exchange Notes" in the prospectus forming a part of such registration statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K; and


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                                      -7-                     26 September 2003


(ii) Sullivan & Cromwell LLP, counsel to the Issuer, relying upon this opinion for the purposes of the opinion such firm will provide to the Trustee under Section 12.04 (Certificate and Opinion as to Conditions Precedent) of the Indenture.


Yours faithfully

/s/ Baker & McKenzie
--------------------------------
Baker & McKenzie